PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED SEPTEMBER 8, 2000                 REGISTRATION NO. 333-38782

                                  $720,000,000

                       VITESSE SEMICONDUCTOR CORPORATION
               4.00% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005
                       AND THE COMMON STOCK ISSUABLE UPON
                          CONVERSION OF THE DEBENTURES



         This prospectus supplement relates to the resale by the selling securityholders of 4.00% convertible subordinated debentures due 2005 of Vitesse Semiconductor Corporation and the common stock issuable upon conversion of the debentures.

         This prospectus supplement should be read in conjunction with the prospectus dated September 8, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the debentures of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.


                                Principal amount of
                                debentures                                  Number of shares of
                                beneficially owned      Percentage of       common stock that     Percentage of
                                that may be sold        debentures          may be sold hereby    common stock
Name                            hereby ($)              outstanding         (1)                   outstanding (2)
----                            -------------------     -----------         --------------------  ---------------
Julius Baer Multibond
Convert Bond                          2,000,000                 **                 17,827                **
TQA Master Plus Fund, Ltd.              500,000                 **                  4,457                **
BTPO Growth VS Value                  3,000,000                 **                 26,741                **
BTESC- Convertible ARB                1,000,000                 **                  8,914                **
McMahan Securities Co. L.P.             100,000                 **                    891                **
UBS Warburg LLC                         150,000                 **                  1,337                **

------------------------
**Less than 1%

(1) Assumes conversion of all of the holders's debentures at a conversion price of $112.1875 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Debentures-Conversion." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on Rule 13d-3 under the Exchange Act using 190,498,739 shares of common stock outstanding as of July 31, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.


                         ------------------------------



          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
                AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         ------------------------------

          The date of this Prospectus Supplement is October 15, 2001.

                                       2